JAMES N. BARBER
                             Attorney at Law
                        Suite 100, Bank One Tower
                              50 West Broadway
                         Salt Lake City, UT 84101

Telephone: (801) 364-6500                            Fax: (801) 364-3406

                                    August 8, 2001

Aaron Stein
Certified Public Accountant
981 Allen Lane, PO Box 315
Woodmere, NY  11598

Send by Federal Express Courier

     Re: Green Dolphin Systems Corporation

Dear Aaron:

     This letter is a follow-up to my letter of May 8, 2001 regarding the action taken by Green Dolphin Systems Corporation in asking that you withdraw as the Company's auditor so as to permit the Company to engage a principal independant accounting firm which is licensed in Tennessee, the site of Green Dolphin's principal place of business. Herewith you will find the substance of Item 8 of Green Dolphin's Form 10-SBA12G which discloses the change in auditors. This form is being filed on or immediately after the date of this letter. In accordance with Item 304 of Regulation S-B under the Securities Act of 1933, as amended, I submit this disclosure to you and request that you address a letter to the Commission stating whether you agree with the statements made by the issuer in Item 8 of the Form 10-SBa12G and, if not,
stating the respects in which you do not agree.    Your letter should be
addressed to the Securities and Exchange Commission, Washington, D.C. 20549. You are also invited to issue a letter to the Commission stating that you agree with the statements made by the issuer in this part. I would also appreciate it if you will send me a copy of any letter you send the Commission so I can file the same in accordance with Item 304 of Regulation S-B and request the Company to respond to any comments you may include therein. Irrespective of your responses, Green Dolphin has asked that I extend its appreciation for the services you provided to it.

                                   Very truly yours,

                                   /s/ James N. Barber

                                   James N. Barber

Encl.